EXHIBIT   99.1



FOR:       AMREP Corporation
           641 Lexington Avenue
           New York, NY 10022

CONTACT:   Peter M. Pizza
           Vice President and Chief Financial Officer
           (212) 705-4700
           (212) 705-4740 (fax)

                              FOR IMMEDIATE RELEASE

               AMREP REPORTS FOURTH QUARTER AND YEAR 2004 RESULTS
               --------------------------------------------------
                  AND DECLARES SPECIAL $0.40 PER SHARE DIVIDEND
                 ----------------------------------------------

New York, July 13, 2004 - AMREP Corporation (NYSE -AXR) today reported net income of $2,047,000, or $0.31 per share, for its fiscal year 2004 fourth quarter ended April 30, 2004 compared to net income of $1,552,000, or $0.24 per share, in the same period of fiscal 2003. Revenues were $31,428,000 in the fourth quarter of fiscal 2004 versus $20,587,000 in the same period of fiscal 2003. For all of 2004, the Company reported revenues of $131,107,000 and net income of $11,677,000, or $1.77 per share, compared to revenues of $73,791,000 and net income of $6,273,000, or $0.95 per share, in 2003. Results for 2004 included a third-quarter pretax gain of approximately $1.7 million (equivalent to $0.16 per share) resulting from the accelerated recognition of a deferred actuarial gain due to the curtailment of future service benefits under the Company's pension plan.

The Company noted that revenues from its Kable News Company subsidiary rose significantly for both the fourth quarter and full year, from $15,401,000 and $54,058,000, respectively, in fiscal 2003 to $23,682,000 and $99,791,000 in the corresponding periods of fiscal 2004. This substantial revenue growth reflected the April 2003 acquisition by Kable of the subscription fulfillment business of Electronic Data Systems Corporation ("EDS"). The pretax profit of Kable News Company also improved in both the three and twelve month periods ended April 30, 2004 as compared to the same periods in 2003. The Company cautioned, however, that as a result of customer losses that were identified and known prior to the acquisition of the EDS business, and which occurred throughout 2004, it is anticipated that the revenues and pretax income contributed by the acquired subscription fulfillment business in fiscal 2005 will be lower than in 2004. Accordingly, the results for Kable's Fulfillment Services business for 2004 are not necessarily a good indication of what may occur in future periods.

Revenues from land sales at the Company's AMREP Southwest subsidiary also increased in both periods reported, from $4,482,000 and $15,965,000 in the fourth quarter and full year of fiscal 2003, respectively, to $7,136,000 and $28,012,000 in the corresponding periods of fiscal 2004. This substantial improvement was the result of increased sales activity of both developed and undeveloped lots in the Company's principal market of Rio Rancho, New Mexico in 2004. Pretax profit from real estate operations also improved significantly in both reported periods of 2004 versus the comparable periods of the prior year, primarily due to increased revenues. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, so that prior results are not necessarily a good indication of what may occur in future periods.

On a separate matter, AMREP also announced that its Board of Directors today declared a special dividend of $0.40 per share payable on August 18, 2004 to shareholders of record on July 27, 2004. The Board indicated that this dividend was based on its evaluation of the Company's financial performance in fiscal 2004 and the financial condition of the Company at the end of the 2004 fiscal year. This follows a special dividend of $0.25 per share that was declared approximately one year ago, and it represents the second cash dividend in the Company's history. The Company said that the Board may consider special dividends from time-to-time in the future in light of conditions then existing, including earnings, financial condition, cash position, and capital requirements and other needs.

AMREP Corporation's Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

                             -----------------------

The statements in this news release that are not historical financial statements, including statements regarding revenues and profitability of the subscription fulfillment business acquired from EDS, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                            (Financial Data Follows)

                       AMREP CORPORATION AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                Three Months Ended April 30,
                                                   2004             2003
                                                   ----             ----
Revenues                                      $ 31,428,000     $ 20,587,000
Net income                                    $  2,047,000     $  1,552,000
Earnings per share - Basic and Diluted        $       0.31     $       0.24
Weighted average number of common
        shares outstanding                       6,602,000        6,584,000


                                                Twelve Months Ended April 30,
                                                   2004             2003
                                                   ----             ----
Revenues                                      $ 131,107,000     $ 73,791,000
Net income                                    $  11,677,000     $  6,273,000
Earnings per share - Basic and Diluted        $        1.77     $       0.95
Weighted average number of common
        shares outstanding                        6,595,000        6,580,000

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